Exhibit 10.7

Contract No. Xi’an City Commercial Bank (Xincheng) Loan No. 【2009】24.

Mortgage Agreement

Name: Xi’an Yuansheng Industry Co., Ltd
Account Bank: Xi’an City Commercial Bank Xincheng Branch
Signed Date: 2009

Xi’an City Commercial Bank

Mortgager (Borrower or the third party): Xi’an Yuansheng Industry Co., Ltd
Mortgagee (Lender): Xi’an City Commercial Bank Xincheng Branch

The mortgage is willing to provide collateral mortgage to the mortgage for the purpose of securing the realization of lender’s loan right. This Agreement is formulated on the basis of friendly negotiation between the mortgager and mortgagee.

Article 1   The creditor’s right of collateral mortgage is the loan under the Loan agreement No.【2009】24 of Xi’an City Commercial Bank Xincheng Branch, which the Borrower-Xi’an Kingtone Information Technology Co., Ltd had borrowed, with the amount of twenty three million five hundred thousand RMB and term of one year, from September 28, 2009 to September 27, 2010

Article 2   The mortgage scope herein includes the principal of the loan, interest (also the compound interest and fine which arose due to the borrower’s breach of loan contract.), liquidated damages, cost to execute the mortgage right.

Article 3   The mortgage should have fully disposition on the property under mortgage, which will be listed on the mortgage form hereunder. The mortgage form is considered to be an integral part of this Agreement.

Article 4   Commitments of the mortgager:
1.	Fully known the contents of the mentioned Loan Contract; this Mortgage had truly expressed the willingness of the mortgager.
2.	Enjoying the ownership right or right of disposal to the collateral security;
3.
During the mortgage period, the mortgage is liable to well keep, maintain and repair the collateral security. In case the mortgagee is willing to know more information of the mortgaged property, the mortgager shall cooperate on this issue and offer a truthful report.

4.	The mortgagor shall keep the original cope of property certificate hereunder listed upon the effective date herein (other laws and stipulations will be followed, if any.).
1)	_____NONE_______________
5.
The collateral mortgage, which the mortgagee requests to insure, the mortgager is liable to complete all insurance proceedings and also the extension period upon expiration. The insurance policy shall be under mortgagee’s custody.

6.	The mortgager is liable to carry out the evaluation, notarization, insurance, appraisal, registration, transportation and storage of collateral mortgage and shall assume all costs arising from above.

Article 5   During the period of mortgage, the mortgager shall inform the mortgagee the capital decrease raised by the mortgager and offer the mortgaged property or other effective mortgage, equal in value, within ten days after the decrease.

Article 6   In case there is a loss of collateral mortgage within the insured scope or a decrease in the value of collateral mortgage caused by the third person during the period of mortgage, the insurance indemnity or damages shall be 1) deposited into the account assigned by the mortgagee and can not be utilized by the mortgager during the mortgage; 2) or repay the loan in advance upon mortgager’s consent(choose one during signing the contract).

Article 7   In case the collateral mortgage is destroyed during the mortgage, the mortgager shall inform the mortgagee in advance and offer the collateral mortgage  again or other effective guarantee.

Article 8   In case the collateral mortgage is the rented property of the mortgager, a written notice shall be sent to the mortgagee prior to making this mortgage agreement. The mortgagee’s written consent shall be obtained in case the mortgager rents the collateral mortgage during the mortgage period.

Article 9   During the period of mortgage, the mortgager can receive certain amount of money by transferring the collateral mortgage, which, however, 1) shall be deposited to the account assigned by the mortgagee and can not by utilized during the mortgage period; 2) or the borrower repay the loan in advance upon mortgager’s consent(choose one during signing the contract).

Article 10   A timely written notice shall be issued to the mortgagee in case of any of the following situations occur.

1.	Change in operational system, such as undertaking, lease, joint operation, merge, system reform, separation, trusteeship, cooperation with foreign companies and etc.;
2.	Involving significant economic disputes or lawsuit (the involving amount over 1/2 of the loan amount or the case is the first instance carried through by intermediate people's court or above);
3.	Disputes in ownership of the collateral mortgage;
4.	Recession, dismissal, suspension of business for rectification, application for auction, suspension of business license, application for bankruptcy, or revocation;
5.	Change of registered capital, residing address, telephone, or legal representative;

In case the Item 1 occurs, the mortgager shall notify the mortgagee thirty days in advance; in terms of other items, the notice shall be given to the mortgagee within three days.

Article 11   The mortgager shall compensate the loss to the mortgagee due to the mortgager’s breach of Agreement herein.

Article 12   In the event of collecting the loan ahead of time stipulated in the Loan agreement and failure to fully pay off the debt under the Loan Contract, the mortgagee has the right to legally dispose the collateral mortgage in advance so as to collect the principal and interest.

Article 13   The written notice from the mortgager shall be received in advance upon the effectiveness of the Agreement herein. The mortgager is liable to report the change to the register organ.

Article 14   In the event of failure to pay off the debt by the borrower upon the expiration of the Loan Agreement, the mortgage shall specify the auction institution to conduct the bottomless auction, or sell off in accordance with the law.

Article 15   This Agreement is separated from the Loan Agreement, that is, this Mortgage Agreement still prevails even if the Loan Agreement is null and void.

Article 16   In case of failure to repay the debt in accordance with the Loan Agreement upon the expiration of loan, the borrower or mortgager shall voluntarily accept the forcible execution by the people's court of law.

Article 17   The disputes arising during execution of the Agreement herein by the mortgager and mortgagee shall be solved through friendly negotiation. Otherwise, the lawsuit can be brought to the local people's court of law.
Article 18   Other items negotiated by the two parties:
The mortgager shall not set the mortgage plan on the collateral mortgage without the written notice from the mortgagee.

Article 19    The Agreement herein is made into five copies, two copies to the mortgagee herein.

Mortgager’s Address:	Mortgagee’s Address:
Room 1201, Unit 4, 2F Gaoke Garden,	No.139, North Avenue, Xi’an City
Gaoxin District, Xi’an

Issuing Bank: Xi’an Beilin Rural Credit Cooperation North Wenyi Branch
Account:04020112011108701
Telephone: 029-88231591	Telephone:029-87232274
Fax:029-88231590	Fax:029-87232274
Postcode:710065	Postcode:710003
Annex: Mortgage List

Mortgager: (Seal)	Mortgagee: (Seal)

Legal Representative: (Signature) /s/ Xiu Yiang Zhang	Legal Representative: (Signature) /s/ An Hua Wang

Date: September 14, 2009	Date: September 14, 2009

Mortgage List

Name	Quantity	Location	Certificate	Estimated Value	Notes
Land	201.53 acreage	East Part of Caotan Farm, Weiyang District, Xi’an	No.011【2009】State-owned Weiyang District, Xi’an	99.16million
Land	29.61 acreage	East Part of Caotan Farm, Weiyang District, Xi’an	No.012【2009】State-owned Weiyang District, Xi’an	15.55million

Mortgager: (Seal)	Mortgagee: (Seal)

Legal Representative: (signature) /s/ Xiu Yiang Zhang	Legal Representative: (signature) /s/ An Hua Wang

Date: Sept. 14, 2009	Date: Sept. 14, 2009